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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Earnings for the
                        Three Months Ended June 30, 2006

ENFIELD, CT, July 28, 2006 - New England Bancshares, Inc. (the "Company") (Nasdaq GM: NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank"), reported net income for the quarter ended June 30, 2006 of $270,000, or $0.05 per diluted share as compared to $336,000, or $0.06 per diluted share, reported for the same quarter a year ago.

NET INTEREST AND DIVIDEND INCOME IMPROVES OVER PRIOR YEAR
Net interest and dividend income for the three months ended June 30, 2006 increased by $391,000. The increase for the quarter was primarily due to an increase in average interest earning assets of $41.4 million and a 31 basis point increase in yield on average interest earning assets, partially offset by a $12.2 million increase in average interest bearing liabilities and a 62 basis point increase in the rate paid on average interest bearing liabilities. The changes of the yield on average interest earning assets and the rate paid on average interest bearing liabilities caused the Company's interest rate spread to decrease from 3.57% for the quarter ended June 30, 2005 to 3.26% for the quarter ended June 30, 2006. However, the Company's net interest margin for the quarter ended June 30, 2006 was 3.85% compared to 3.81% in the year earlier period as the Company invested proceeds from its second step stock conversion.

LOANS AND DEPOSITS GROW
Net loans outstanding increased $6.5 million to $154.6 million at June 30, 2006 compared to March 31, 2006. The increase in loans was primarily due to an increase of $4.6 million in one-to four-family residential mortgage loans, a $1.4 million increase in construction loans and a $651,000 increase in commercial loans. Total deposits were $170.6 million at June 30, 2006 and $169.0 million at March 31, 2006. The increase in deposits was due primarily to a $1.8 million increase in money market accounts, a $1.2 million increase in certificate of deposit accounts and a $500,000 increase in checking accounts, partially offset by a $2.0 million decrease in savings accounts. Securities sold under agreements to repurchase decreased $1.2 million from $7.3 million at March 31, 2006 to $6.1 million at June 30, 2006. Federal Home Loan Bank advances decreased $697,000 to $20.9 million at June 30, 2006 compared to $21.6 million at March 31, 2006. At June 30, 2006, total assets were $257.2 million, a decrease of $551,000 from March 31, 2006.


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PROVISION FOR LOAN LOSS EXPENSE INCREASES DUE TO LOAN GROWTH
The provision for loan losses was $61,000 for the three months ended June 30, 2006, compared to $32,000 for the three months ended June 30, 2005. The increase in the provision for loan losses was due to the 4.4% increase in net loans from March 31, 2006 to June 30, 2006.

ASSET QUALITY
The Company's asset quality remained favorable. Non-performing assets totaled $331,000 at June 30, 2006 compared to $600,000 at March 31, 2006. Charge-offs were $1,000 for the three months ended June 30, 2006, compared to $2,000 for the same period last year. The allowance for loan losses was 1.09% of total loans at June 30, 2006 and March 31, 2006.

NONINTEREST EXPENSE INCREASES
Noninterest expense for the quarter ended June 30, 2006 was $2.1 million, an increase of $515,000, from $1.6 million for the same quarter a year ago. The increase reflects additional salaries and benefit expense, professional fees, and occupancy and equipment expense. The increase in occupancy expense was due to the Company opening additional branches in the quarter ended June 30, 2006 and moving its headquarters and main retail office. During the quarter ended June 30, 2006, the Company started expensing stock options in accordance with SFAS No. 123R, amounting to $36,000 which had no corresponding expense in the previous year period.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.


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                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)

Income Statement Data                                Three Months Ended June 30,
                                                     ---------------------------
                                                        2006           2005
                                                       ------         ------

Net interest and dividend income                       $2,320         $1,929
Provision for loan losses                              $   61         $   32
Noninterest income                                     $  209         $  185
Noninterest expense                                    $2,078         $1,563
Net income                                             $  270         $  336
Earnings per share(1) :
   Basic                                               $ 0.05         $ 0.06
   Diluted                                             $ 0.05         $ 0.06

Dividend per share(1)                                  $ 0.03         $ 0.02


Balance Sheet Data                             June 30, 2006     March 31, 2006
                                               -------------     --------------
Total assets                                      $257,248          $257,799
Total loans, net                                  $154,573          $148,113
Allowance for loan losses                         $  1,696          $  1,636
Total deposits                                    $170,560          $169,044
Repurchase agreements                             $  6,114          $  7,325
FHLB advances                                     $ 20,945          $ 21,642
Total equity                                      $ 56,583          $ 56,821
Book value per share(2)                           $  11.41          $  11.45


Key Ratios                                    Three Months Ended June 30,
                                              ---------------------------
                                                  2006           2005
                                                  ----           ----
Return on average assets                          0.41%          0.61%
Return on average equity                          1.88%          4.65%
Net interest margin                               3.85%          3.81%

(1) Earnings per share and dividends per share have been adjusted to reflect the shares issued in the second-step conversion that was completed on December 28, 2005.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.58 and $10.63 at June 30, 2006 and March 31, 2006.

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